UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 28, 2006

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street, 26th Floor, New York, New York 10005
(Address of principal executive offices)

Registrant’s telephone number, including area code:	646-525-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.

On September 28, 2006, NYFIX, Inc. (the “Company”) gave notice of non-renewal of the Executive Employment Agreement between the Company and Peter K. Hansen, as amended (the “Hansen Agreement”). As a consequence of such notice, the Agreement will expire by its terms on December 31, 2006. As previously reported by the Company in its Current Report on Form 8-K filed by the Company on November 21, 2005, Mr. Hansen resigned as President and Chief Executive Officer of the Company on November 17, 2005. As previously reported by the Company in its Current Report on Form 8-K filed by the Company on September 8, 2006 (the “September 8 Filing”), Peter Hansen resigned as Chairman of the Company’s Board of Directors on September 4, 2006. Mr. Hansen remains a member of the Board.

Effective September 29, 2006, the Company and Robert Gasser mutually agreed that September 29, 2006 was Mr. Gasser’s last day of employment with the Company under the Separation and Release Agreement, effective September 4, 2006, between the Company and Mr. Gasser (the “Gasser Separation Agreement”), thus terminating the Executive Agreement, dated September 21, 2001, between the Company and Mr. Gasser as of September 29, 2006.

As previously reported by the Company in its September 8 Filing, Mr. Gasser resigned as the Chief Executive Officer of the Company on September 4, 2006 and entered into the Gasser Separation Agreement in connection with such resignation as of such date. Pursuant to the Gasser Separation Agreement, which was filed as an exhibit to the September 8 Filing, Mr. Gasser’s employment with the Company was to terminate on or before October 4, 2006 and he was to resign as a director of the Company as of the effective date of such termination.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)   In connection with the termination of the employment of Mr. Gasser as of September 29, 2006, as contemplated by the Gasser Separation Agreement and as described in Item 1.01, Mr. Gasser has resigned as a director of the Company and its affiliates, effective September 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.
By:	/s/ Brian Bellardo
Name: Brian Bellardo Title: Secretary

Dated:  October 4, 2006